Exhibit 99.1

Suspension of trading in Urigen’s stock

Wilmington, DE, June 5, 2011 - - Urigen Pharmaceuticals, Inc. is a specialty pharmaceutical company focused on the development of treatments for urological disorders and pain, On May 24, 2012, the S.E.C. announced the temporary suspension of trading in the securities of Urigen Pharmaceuticals, Inc. commencing on May 24, 2012 through June 6, 2012.  As stated in the order, the suspension in trading is due to the Company’s delinquency in filing reports with the SEC.

Urigen announced today that it has filed a response in the administrative proceeding.

As a result of the suspension, Urigen’s stock designation (URGP.PK) on the OTC Markets (OTC Pink) changed from “Limited Information” to “Suspended.”  However, Urigen does not expect that the stock will return to trading on the OTC Markets until Urigen becomes current with its S.E.C. filing obligations.

About Urigen Pharmaceuticals, Inc.

Urigen Pharmaceuticals, Inc. is a specialty pharmaceutical company dedicated to the development and commercialization of therapeutic products for urological disorders.  Urigen’s lead program targets significant unmet medical need and major market opportunities in urology.  Urigen’s URG101, a proprietary combination of approved drugs that is instilled into the bladder, targets interstitial cystitis / bladder pain syndrome, which affects approximately 10.5 million men and women in North America.  For further information, please visit Urigen’s website at http://www.urigen.com.

Forward-Looking Statement

This update may contain forward-looking statements.  These statements may be identified by the use of forward-looking terminology such as “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “might,” “plan,” “potential,” “predict,” “should,” or “will,”, or the negative thereof or other variations thereon or comparable terminology.  Urigen has based these forward-looking statements on current expectations, assumptions, estimates and projections.  While Urigen believes that these expectations, assumptions, estimates and projections are reasonable, such forward-looking statements are only predictions and involve known and unknown risks and uncertainties, many of which are beyond its control.  Given these risks and uncertainties, investors and security holders are cautioned not to place undue reliance on such forward-looking statements.  Urigen does not undertake any obligation to update any such statements or to publicly announce the results of any revisions to any such statements to reflect future events or developments.

SOURCE: Urigen Pharmaceuticals, Inc.

Urigen Pharmaceuticals, Inc.
Dan Vickery, MBA, Ph.D.
Chairman
925-280-2861
http://www.urigen.com